As filed with the Securities and Exchange Commission on July 9, 2018

Registration Statement No. 333-

UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

KEURIG DR PEPPER INC.

(Exact name of registrant as specified in its charter)

Delaware	98-0517725
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

53 South Avenue
Burlington, Massachusetts	01803
(Address of Principal Executive Offices)	(Zip Code)

Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan Of 2009

Keurig Green Mountain, Inc. Executive Ownership Plan

Keurig Green Mountain, Inc. Long Term Incentive Plan

(Full title of the plans)

James L. Baldwin, Jr.

Chief Legal Officer and General Counsel

53 South Avenue

Burlington, Massachusetts 01803

(Name and address of agent for service)

(781) 418-7000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	7,643,842	(2)	$—	(3)	$—	$—
Common Stock, par value $0.01 per share	1,319,014	(4)	$12.31	(6)	$16,237,062	$2021.51
Common Stock, par value $0.01 per share	16,112,036	(5)	$122.54	(7)	$1,974,368,891	$245,808.93
Total						$247,830.44

(1)          This registration statement on Form S-8 (this “Registration Statement”) covers an aggregate of 25,074,892 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Keurig Dr Pepper Inc., a Delaware corporation (the “Registrant”), available for issuance with respect to existing and future awards under the award pool for the Registrant’s existing Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2009 (the “2009 SIP”) and existing awards under the award pools for the Keurig Green Mountain, Inc. Executive Ownership Plan (the “KGM EOP”) and the Keurig Green Mountain, Inc. Long Term Incentive Plan (the “KGM LTIP” and, together with the 2009 SIP and KGM EOP, the “Plans”) that were both assumed by the Registrant on July 9, 2018 upon consummation of the Merger pursuant to the Merger Agreement. See “Explanatory Note.”  In addition, pursuant to Rule 416 of the Securities Exchange Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that become issuable under the 2009 SIP or existing awards under the KGM EOP or KGM LTIP being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)          Represents shares of Common Stock currently available under the award pool for the 2009 SIP which were previously registered under the registration statement on Form S-8 (File No. 333-163651), as originally filed with the Securities and Exchange Commission (the “Commission”) by the Registrant on December 11, 2009 (the “Prior Registration Statement”).

(3)          Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities under the Plans.

(4)          Represents shares of Common Stock issuable under outstanding stock option awards granted under the 2009 SIP.

(5)          Represents shares issuable pursuant to restricted stock units (“RSUs”) outstanding under the KGM EOP and KGM LTIP, as converted and adjusted to Registrant RSUs in accordance with the Merger Agreement.

(6)          Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share is based on the weighted average exercise price of the stock option awards outstanding under the 2009 SIP.

(7)          Pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices of the Registrant’s Common Stock on the New York Stock Exchange consolidated reporting system on July 2, 2018, and is estimated solely for the purpose of calculating the registration fee.

Explanatory Note

This registration statement on Form S-8 is being filed to register 17,431,050 additional shares of Common Stock of the Registrant authorized for issuance with respect to existing and future awards under the Registrant’s 2009 SIP and existing awards under the KGM EOP and KGM LTIP that have not been previously registered.

The total number of shares of Common Stock originally reserved for issuance under the award pool for the 2009 SIP was 20,000,000 and, as of July 9, 2018, awards have been made for up to 12,356,158 shares of Common Stock of this award pool, subject in certain circumstances to ongoing vesting conditions. On July 9, 2018, upon consummation of the merger of Maple Parent Holdings Corp, a Delaware corporation (“Maple Parent”), with Salt Merger Sub., Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of Dr Pepper Snapple Group, Inc., a Delaware corporation and predecessor to the Registrant (“DPSG”), pursuant to the Agreement and Plan of Merger, dated as of January 29, 2018 (the “Merger Agreement”), by and among Maple Parent, DPSG and Merger Sub, with Maple Parent surviving as a wholly owned subsidiary of the Registrant, the Registrant assumed both the KGM EOP and the KGM LTIP and the existing awards granted thereunder.

In accordance with General Instruction E to Form S-8: the Registrant is (i) carrying over up to 7,643,842 shares of Common Stock from the Prior Registration Statement and (ii) registering the offer and sale of 17,431,050 shares of Common Stock authorized for issuance with respect to existing and future awards under the Registrant’s 2009 SIP and existing awards under the KGM EOP and KGM LTIP that have not been previously registered; the registration fees allocable to the shares carried over from the Prior Registration Statement and paid in connection with the Prior Registration Statement are carried over in this Registration Statement.

In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.         Plan Information.*

Item 2.         Registrant Information and Employee Plan Annual Information.*

*                       Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the “Note” in Part I of the Form S-8 instructions.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated as of their respective dates in this Registration Statement by reference and shall be deemed to be a part hereof:

(a)         The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017;

(b)         The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018;

(c)          The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 31, 2018, February 8, 2018, February 21, 2018, March 20, 2018, June 26, 2018, June 29, 2018 and each Current Report on Form 8-K filed on July 9, 2018 (other than as indicated therein);

(d)         The Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on May 29, 2018; and

(e)          The description of the Common Stock, under the heading “Description of Capital Stock,” contained in the Registrant’s Preliminary Information Statement filed as Exhibit 99.1 to the Registrant’s Amendment No. 5 to the General Form for Registration of Securities on Form 10, filed with the Commission on April 22, 2008.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded. Nothing in this Registration Statement shall be deemed to incorporate information furnished by us but not filed with the Commission pursuant to Items 2.02 or 7.01 of Form 8-K.

As disclosed in Note 1 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, the Registrant adopted Accounting Standards Update 2017-07, Compensation—Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit, as of January 1, 2018. The Consolidated Statements of Income for the years ended December 31, 2017, 2016 and 2015 and the quarter ended March 31, 2017 do not reflect the effect of new accounting guidance adopted on January 1, 2018 because management concluded that the impact of adoption was immaterial to all periods presented and will be retrospectively adjusted for the year ending December 31, 2018. The effect of the new accounting guidance would increase the Registrant’s income from operations by $6 million, $7 million and $7 million for these years, respectively. Guarantor financial statements, segments footnote, and selected financial data, will also be correspondingly adjusted.

Item 4.         Description of Securities.

Not applicable.

Item 5.         Interests of Named Experts and Counsel.

Not applicable.

Item 6.         Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) of the Registrant and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation and the DGCL.

Delaware General Corporation Law

Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe their conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made against expenses in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Certificate Of Incorporation

Limitation on Liability of Directors

Pursuant to authority conferred by Section 102 of the DGCL, Article Seventh of our Certificate of Incorporation eliminates the personal liability of directors to us or our stockholders for monetary damages for breach of fiduciary duty, including, without limitation, directors serving on committees of our board of directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, Article Eighth of the Certificate of Incorporation grants our directors and officers a right to indemnification for all expenses, liabilities and losses relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (other than an action or suit by us or in our right, in which case our directors and officers have a right to indemnification for all expenses, except in respect of any claim, issue or matter as to which such officer or director is adjudged to be liable to us) (1) by reason of the fact that they are or were our directors or officers, (2) by reason of the fact that, while they are or were our directors or officers, they are or were serving at our request as directors or officers of another corporation, partnership, joint venture, trust or entity or (3) by reason of any action alleged to have been taken or omitted in such person’s capacity as our director or officer or in any other capacity while serving at our request as directors or officers of another corporation, partnership, joint venture, trust or entity.

Article Eighth of the Certificate of Incorporation further provides for the mandatory advancement of expenses incurred by officers and directors in defending such proceedings in advance of their final disposition upon delivery to us by the indemnitee of an undertaking to repay all amounts so advanced if it is ultimately determined that such indemnitee is not entitled to be indemnified under Article Eighth. We may not indemnify or make advance payments to any person in connection with proceedings initiated against us by such person without the authorization of our board of directors.

In addition, Article Eighth of the Certificate of Incorporation provides that directors and officers therein described shall be indemnified to the fullest extent permitted by the DGCL, and if the DGCL is subsequently amended to expand further the indemnification or advancements permitted, then we shall indemnify such directors and officers to the fullest extent permitted by the DGCL, as so amended.

Article Eighth of the Certificate of Incorporation allows the indemnification to continue after an indemnitee has ceased to be our director or officer and to inure to the benefit of the indemnitee’s heirs, executors and administrators.

Article Eighth of the Certificate of Incorporation further provides that the right to indemnification is not exclusive of any other right that any indemnitee may be entitled under any law, any agreement or vote of stockholders or disinterested directors or otherwise.

The Certificate of Incorporation authorizes us to purchase insurance for our directors and officers and persons who serve at our request as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or entity against any liability incurred in such capacity, whether or not we would have the power to indemnify such persons against such expense or liability under the DGCL. We intend to maintain insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of directors and officers.

Item 7.         Exemption from Registration Claimed.

Not applicable.

Item 8.         Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as part hereof, or incorporated by reference into, this Registration Statement.

Item 9.         Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)             to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Exhibit Index

Exhibit No.	Description of Document

4.1	Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (filed on July 9, 2018) and incorporated herein by reference).

4.2	Amended and Restated By-laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (filed on July 9, 2018) and incorporated herein by reference).

4.3	Dr Pepper Snapple Group, Inc. Omnibus Stock Incentive Plan of 2009 (incorporated herein by reference to the Registrant’s Preliminary Proxy Schedule 14A (Proxy Statement) filed on April 1, 2014).

4.4*	Keurig Green Mountain, Inc. Executive Ownership Plan.

4.5*	Keurig Green Mountain, Inc. Long Term Incentive Plan.

5.1

Opinion and consent of Baker Botts, L.L.P. (filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-8 (File No. 333-163651) filed on December 11, 2009 and incorporated herein by reference).

5.2*	Opinion and consent of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.

23.2*	Consent of Deloitte & Touche LLP, independent auditor for Maple Parent Holdings Corp.

23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Maple Parent Holdings Corp.

23.4	Consent of Baker Botts, L.L.P. (filed as Exhibit 23.2 to the Registrant’s Registration Statement on Form S-8 (File No. 333-163651) filed on December 11, 2009 and incorporated herein by reference).

23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).

24.1*	Power of Attorney (included on the signature pages to this Registration Statement).

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, State of Massachusetts, on July 9, 2018.

KEURIG DR PEPPER INC.

By:	/s/ Ozan Dokmecioglu
	Name:	Ozan Dokmecioglu
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Gamgort, Ozan Dokmecioglu and James L. Baldwin, Jr. and each of them, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462 under the Securities Act, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes may lawfully do or cause to be done by virtue hereof.  This Power of Attorney may be signed in any number of counterparts, each of which shall constitute an original and all of which, taken together, shall constitute one Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of July, 2018.

SIGNATURE	TITLE

/s/ Robert J. Gamgort	Chief Executive Officer and Executive Director
Robert J. Gamgort	(Principal Executive Officer)

/s/ Ozan Dokmecioglu	Chief Financial Officer (Principal Financial Officer)
Ozan Dokmecioglu

/s/ Angela Stephens	Controller (Principal Accounting Officer)
Angela Stephens

Chairman of the Board
Lambertus Becht

Director
Olivier Goudet

Director
Peter Harf

/s/ Genevieve Hovde	Director
Genevieve Hovde

Director
Anna-Lena Kamenetzky

/s/ Paul S. Michaels	Director
Paul S. Michaels

/s/ Pamela Patsley	Director
Pamela Patsley

/s/ Gerhard Pleuhs	Director
Gerhard Pleuhs

/s/ Robert Singer	Director
Robert Singer

/s/ Dirk Van de Put	Director
Dirk Van de Put

/s/ Larry D. Young	Director
Larry D. Young